EXHIBIT 10.1

Arbinet-thexchange, Inc.

Tower II, Suite 450

120 Albany Street

New Brunswick, New Jersey 08901

July 9, 2007

Roger H. Moore

462 3rd Avenue

Fox Island, Washington 98333

Dear Roger:

On behalf of Arbinet-thexchange, Inc. (the “Company”), I am pleased to extend to you an offer of employment in accordance with the following terms:

Title: You will serve as interim Chief Executive Officer. You will report to the Chairman of the Board, and office in New Brunswick, New Jersey.

Effective Date: Upon acceptance by you, you will immediately become the Company’s interim Chief Executive Officer.

Duties and Obligations: During your employment, you will devote your full business interest and effort to the performance of your duties with the Company. In your position as interim Chief Executive Officer, you shall have the duties, responsibilities and authorities determined and designated from time to time by the Board of Directors of the Company (the “Board”), including, without limitation, management authority with respect to, and responsibility for the overall operations and day-to-day business and affairs of the Company. You shall serve under the direction and supervision of and report only to the Board.

Employment Relationship: Your employment will be “at will” and may be terminated by either you or the Company at any time for any reason or no reason and with or without notice. Similarly, the terms of the employment outlined in this letter are subject to change at any time. Your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time. Nothing in this letter creates any express or implied contract. This at-will relationship will remain in effect throughout your employment with the Company and can be changed only by an express written agreement signed by the Chairman of the Board.

Salary: While you are employed as the Company’s interim Chief Executive Officer on a full-time basis, the Company will pay you a base salary at a rate which annualizes to $300,000, less applicable withholdings and deductions, and payable in accordance with the usual payroll practices of the Company

Benefits: You will be entitled to participate, to the extent eligible and subject to confirming coverage with applicable underwriters (if any), in all of the Company’s employee benefit programs generally provided to other executives of similar rank and tenure, in accordance with the terms thereof as in effect from time to time. These benefits are described generally in the enclosed materials along with a copy of the employee handbook which describes the Company’s current policies and procedures, as may be amended from time to time. Please be sure to review the current handbook and sign and return the acknowledgement of receipt page at the end of the handbook to Kathy Cunningham on or prior to your first day of employment. The employee handbook is not a contract or part of a contract between you and the Company.

Expenses: The Company shall reimburse you for all reasonable, ordinary and necessary business expenses incurred by you in the performance of your duties and the promotion of the Company’s business in accordance with the Company’s polices and procedures for its senior executive officers as in effect from time to time. The Company understands that such expenses shall include, but shall not be limited to, reasonable living and travel expenses associated with commuting from your personal residence in Washington to the Company’s corporate headquarters in New Jersey and residing in New Jersey as the business needs of the Company require.

Bonuses and Equity Grants: You shall be considered for periodic awards of bonus compensation and equity grants as determined by the Board in its reasonable discretion. The terms of any such equity grants shall be governed by applicable plans and associated agreements. In determining whether and when to provide you with bonus and equity compensation, the Board will generally consider the Company’s and your achievement of performance and financial goals and targets as determined by the Board.

Vacation: The Company’s vacation year runs from January 1st to December 31st and you will be eligible to accrue up to 4-weeks of vacation per year, which shall accrue on a pro rata basis beginning on your date of hire. Your vacation shall be administered consistent with the Company’s vacation policy as explained in the Company’s employee handbook, as may be amended from time to time.

Confidential Information: While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees, and its customers and you may during the course of your employment develop certain information, inventions or other intellectual property. As a condition of your employment with the Company, you will be required to enter into the Company’s Employee Inventions and Confidentiality Agreement (the “Confidentiality Agreement”). The Confidentiality Agreement exists to ensure the Company and its investors that the Company’s valuable intellectual property and its rights thereto are protected.

Governing Law/Miscellaneous: This offer is subject to the laws of the State of New York. This offer, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified or amended except by written instrument signed by an individual authorized to sign on behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquirer of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto.

This offer of employment is contingent on a successful background check and verification of your employment eligibility as required by the Immigration Reform and Control Act of 1986, which requires us to verify your employment eligibility. On the first day of work, please bring documents that show both your identification and authorization to work in the United States. These documents can be a U.S. birth certificate or social security card and driver’s license; a U.S. passport; or a Certificate of Naturalization.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default or violate any other legal restriction. If you find this offer of employment acceptable, please sign and return this offer letter to me.

Sincerely,

/s/ Robert C. Atkinson
Robert C. Atkinson
Chairman of the Board

AGREED AND ACCEPTED

/s/ Roger H. Moore
Roger H. Moore

WAIVER OF NOTICE OF SPECIAL MEETING

OF THE

SPECIAL COMMITTEE

OF THE

BOARD OF DIRECTORS OF

ARBINET-THEXCHANGE, INC.

I, Roger H. Moore, being a member of the Special Committee of the Board of Directors of Arbinet-thexchange, Inc., a Delaware corporation (the “Corporation”), hereby waive notice of the meeting of the Special Committee of the Board of Directors of the Corporation held on April 9, 2007.

/s/ Roger H. Moore
Roger H. Moore